Exhibit 2.2
Execution Version
AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER
This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), is made and entered into as of July 17, 2024, by and between Uniti Group Inc., a Maryland corporation (“Uniti”), and Windstream Holdings II, LLC, a Delaware limited liability company (“Windstream”). Capitalized terms used but not defined in this Amendment have the meanings given to such terms in the Merger Agreement (as defined below).
W I T N E S S E T H:
WHEREAS the parties hereto have entered into that certain Agreement and Plan of Merger, dated as of May 3, 2024, (the “Merger Agreement”);
WHEREAS, pursuant to Section 12.03(a) of the Merger Agreement, the provisions of the Merger Agreement may be amended if in writing and signed by Uniti and Windstream; and
WHEREAS the parties hereto wish to amend the Merger Agreement as set forth in this Amendment.
NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
1. Amendments to Merger Agreement. From and after the date of this Amendment, the Merger Agreement is hereby amended as follows:
(A) Exhibit J to the Merger Agreement is hereby deleted in its entirety and replaced with the form set forth as Exhibit A to this Amendment.

(B) Exhibit K to the Merger Agreement is hereby deleted in its entirety and replaced with the form set forth as Exhibit B to this Amendment.

(C) Exhibit N to the Merger Agreement is hereby deleted in its entirety and replaced with the form set forth as Exhibit C to this Amendment.
(D) Sections 7.03(a) – (e) are hereby deleted in their entirety and replaced as follows:
“Windstream shall cause New Uniti to, and New Uniti shall, do the following:

(a)    For six years after the Effective Time, New Uniti shall, or shall cause each of Windstream and the Surviving Corporation, as applicable, to, indemnify and hold harmless the present and former directors, managers, officers, employees, fiduciaries and agents of Windstream, Uniti and their respective Subsidiaries and any individuals serving in such capacity at or with respect to other Persons at Windstream’s, Uniti’s or its Subsidiaries request (each, an “Indemnified Person”) from and against any losses, damages, liabilities, costs, expenses

(including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in respect of the Indemnified Persons’ having served in such capacity prior to the Effective Time, in each case to the fullest extent permitted by the DGCL, MGCL or any other Applicable Law or provided under Windstream’s or its Subsidiaries’ organizational documents or Uniti’s charter and bylaws or other organizational documents of Uniti or any of its Subsidiaries, as applicable, in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law. If any Indemnified Person is made party to any Proceeding or investigation arising out of or relating to matters that would be indemnifiable pursuant to the immediately preceding sentence, New Uniti shall, or shall cause the Surviving Corporation and/or Windstream, as applicable, to, advance fees, costs and expenses (including attorneys’ fees and disbursements) as incurred by such Indemnified Person in connection with and prior to the final disposition of such Proceeding or investigation, in each case, on the same terms as provided in the applicable organizational documents in effect on the date hereof; provided that any Indemnified Person wishing to claim indemnification or advancement of expenses under this Section 7.03, upon learning of any such Proceeding, shall notify New Uniti (but the failure so to notify shall not relieve a party from any obligations that it may have under this Section 7.03 except to the extent such failure materially prejudices such party’s position with respect to such claims).

(b)    For six years after the Effective Time, New Uniti shall cause to be maintained in effect provisions in the charter, bylaws or other organizational documents of New Uniti, Windstream, the Surviving Corporation and their respective Subsidiaries (or in such documents of any successor to the business of Windstream, the Surviving Corporation or any such Subsidiary) regarding limitation of liability of directors, indemnification of directors, officers, employees, fiduciaries and agents and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c)    From and after the Effective Time, New Uniti shall, and shall cause the Surviving Corporation, Windstream and their respective Subsidiaries to, honor and comply with their respective obligations under any indemnification agreement with any Indemnified Person prior to the date hereof, and not amend, repeal or otherwise modify any such agreement in any manner that would adversely affect any right of any Indemnified Person thereunder.

(d)    Prior to the Effective Time, New Uniti shall obtain and fully pay the premiums for the non-cancellable extension of the directors’ and officers’ liability coverage of Windstream and Uniti’s existing directors’ and officers’ insurance policies and Windstream and Uniti’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), which D&O Insurance shall (i) be for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time; (ii) be from an insurance carrier with the same or better credit rating as Windstream or Uniti’s respective current insurance carrier with respect to D&O Insurance and (iii) have terms, conditions, retentions and limits of liability that are, in the aggregate, no less favorable than the coverage provided under Windstream and Uniti’s, as applicable, existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against an Indemnified Person by reason of his or her having served in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Transactions or actions contemplated hereby); provided that New Uniti shall provide Uniti a reasonable opportunity to participate in the selection of such tail policy and the cost of any such tail policy shall not exceed 300% of the aggregate annual premium paid by the applicable party in respect of the D&O Insurance (which amount is set forth in Section 7.03(d) of the Uniti Disclosure Schedule); provided further, that if the aggregate premium of such tail policy exceeds such amount, New Uniti shall obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(e)    If New Uniti, Windstream, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of New Uniti, Windstream or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.03.”

(E) Section 8.11 is hereby amended to delete each reference to “the Surviving Corporation” and replace each such reference with “New Uniti”.
2.Binding Effect. This Amendment will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.
3.Entire Agreement; Integration; References. The Merger Agreement, as amended by this Amendment, together with the other Transaction Agreements constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof. The provisions set forth in this Amendment shall be deemed to be and shall be construed as part of the Merger Agreement to the same extent as if fully set forth verbatim therein.
4.General. Except to the extent expressly modified hereby, the provisions of the Merger Agreement remain unmodified and are hereby confirmed as being in full force and effect. The headings in this Amendment are inserted for convenience of reference only and shall not be a part of or control or affect the meaning hereof.
5.Governing Law. Except to the extent the provisions of the MGCL and/or the Maryland Limited Liability Company Act are applicable to the Merger or to the standard of conduct of the members of the Uniti Board under Applicable Law, this Amendment and all Actions arising out of or relating to this Amendment shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.
6.Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Amendment shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

[Signature Page Follows]

Execution Version
IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first written above.

UNITI GROUP INC.
By:	/s/ Daniel Heard
	Name:	Daniel Heard
	Title:	EVP, General Counsel & Secretary
WINDSTREAM HOLDINGS II, LLC
By:	/s/ Paul H. Sunu
	Name:	Paul H. Sunu
	Title:	Chief Executive Officer